CORPORATE PARTICIPANTS

Christine Hergenrother
Tegal Corporation - CFO

Tom Mika
Tegal Corporation - President & CEO

CONFERENCE CALL PARTICIPANTS

Alan Honig
[Alan Honig & Company] - Analyst

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© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2007 Tegal Corporation earnings conference call. My name is Melanie, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). As a reminder, this call is being recorded for replay purposes. I would now like to turn the call over to Ms. Christine Hergenrother, Chief Financial Officer. Please proceed, ma'am.

Christine Hergenrother - Tegal Corporation - CFO

Thank you. Good afternoon and welcome to Tegal's investor conference call for the fourth quarter and year ended for fiscal 2007, which ended March 31, 2007.

Before I review the financial results for the quarter and the year, I have two housekeeping items. The first is a reminder that a digital recording will be made available one hour after the completion of the conference call, and it will be accessible through midnight, Wednesday, July 4, 2007. To access investors should dial 888-286-8010 or 617-801-6888 and enter passcode 98408962. An online replay of the call, along with the Company's earnings release, will also be available on the Company's website.

The second housekeeping item is a reminder of the Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties including, but not limited to, the industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks. Actual operations and financial results may differ materially from Tegal's expectations as a result of these factors or unanticipated events.

Specifically we refer you to the risks and uncertainties as set forth in the Company's periodic filings with the Securities and Exchange Commission.

Following my review of the financial performance for the quarter and the year, I will introduce Tom Mika, Chairman, President and Chief Executive Officer of Tegal, who will have some additional comments. After that we will entertain questions from the dial-in audience.

As announced in our press release, revenues for the fiscal fourth quarter were $6.2 million, an increase of 2% from the $6.1 million for the fiscal fourth quarter of 2006. For the full fiscal year, revenues were $22.3 million, an increase of 2% from the $21.8 million in the prior fiscal year. Gross margin for the fourth quarter was 31.5% compared to 20.1% in the same quarter one year ago.

For the full fiscal year, gross margins were lower, 24.8% compared to 27.7% in the prior fiscal year. However, we took an inventory write-down in the December quarter of $1.7 million that significantly lowered our gross margins for that quarter and for the year. Total operating expenses for the fourth quarter were $4 million, an increase of $400,000 from the fourth quarter of fiscal 2006.

Included in operating expenses for the quarter were about $600,000 of non-cash expenses for depreciation and stock expense. In addition, there were about $600,000 of non-recurring expenses for litigation and the closing of our Japan operation. Excluding these charges, operating loss for the fourth quarter was approximately $800,000.

Looking at the quarter's expenses in more detail, R&D spending increased to $1.5 million for the fourth quarter compared to $1.3 million for the same quarter last year and $1.1 million in Q3. We expected that R&D spending would level off to about $1.2 million per quarter level at this point. However, we added resources to accelerate shipments, bring on the AMS productline and continue new product development. So we're changing our guidance for this key area of spending to about $1.5 million per quarter going forward.

Sales and marketing expense at just under $1 million were in line with last quarter and the same quarter last year. We expect sales and marketing expenses to remain at about 1 to $1.2 million level per quarter going forward depending on the level of sales commissions paid.

G&A expense at $1.5 million came in at the high-end of our guidance given during the last quarter's conference call. The number was just about $100,000 more than the same quarter last year but about $1.5 million less than Q3. This quarter's G&A expense included litigation and restructuring expenses of about $220,000 and about $400,000 of non-cash stock compensation expense.

Going forward over the next few quarters, we expect G&A expenses to stabilize to a range of $1.2 to $1.5 million per quarter. For the year total operating expenses were $18.9 million compared to operating expenses of $14.9 million in the prior fiscal year. Non-cash expenses for the year included $1.7 million of stock compensation expense and $900,000 of depreciation and amortization. Litigation expenses came in at $3.6 million for the fiscal year, while move and restructuring expenses were $1.8 million. We took an inventory and fixed assets write-offs of $1.9 million. Without such expenses, operating losses for the year would have been approximately $3.3 million.

The Company reported a net loss of $2 million or $0.28 per share for the quarter compared to a net loss of $1.8 million or $0.26 per share in the comparable quarter one year ago. The net loss for the fiscal year was $13.2 million or $1.87 per share compared to a net loss of $8.9 million or $1.50 per share in the prior fiscal year.

Cash at the end of the fourth quarter was $25.8 million, up $12 million from the same quarter one year ago. Receivables increased by $1.4 million year to year, coming in at $6.6 million. Inventories decreased from $7.7 million to $5.6 million year to year. Notes Payable were negligible, and Accounts Payable decreased by $0.5 million from the prior year.

$19.5 million remains in a litigation suspense liability account pending resolution of the Company's dispute with its attorneys over the amount payable under the settlement agreement. The Company's book-to-bill ratio was .7 during the March quarter, and the backlog at the end of March stood at 1.2 million.

Importantly, given our recent new order momentum as of today's date, the current system backlog is $22 million.

I would now like to introduce Tom Mika, our President and Chief Executive Officer.

Tom Mika - Tegal Corporation - President & CEO

Thanks, Christine. The March quarter was the second-best quarter of the year, but did not come close to the current quarter in terms of bookings. We had quite a successful bookings record since the end of our fiscal year, which demonstrates the progress we made during the year in turning around the business and also our focus on improving our overall product positioning.

I will first cover our performance during the March quarter, then detail our recent achievements that make us very optimistic about the future. The March quarter included a shipment of our 6500 Advanced Etch System to Skyworks Solutions, an innovator of high-performance analog and mix signal semiconductors enabling mobile connectivity. The system was shipped to a Skyworks fab in Southern California and will be used to etch silicon nitride and other critical thin films on gallium arsenide substrates to be incorporated in a wide variety of applications.

According to analysts, Skyworks is a leading supplier for front end modules for Apple's new iPhone which becomes available at the end of this week. We also shipped two Endeavor PVD tools during the quarter to two different leaders in power management device manufacturing. The new Endeavor systems will be used in the production of Next Generation IGBTs and power MOSFET ICs. Such power management devices are built into servers, computers, cars, satellites and home appliances.

Importantly, our Endeavor PVD tools provide the ability to deposit metals on new materials incorporating a mixture of silicon and chromium for these applications. Such materials have a large range of resistance with low variation to develop due to voltage & temperature, making them ideal resistors for use in advanced analog device applications.

In addition, we shipped two 900 etch systems during the March quarter to two different manufacturers of solar cells.

I will now discuss in more detail the recent bookings momentum we have experienced. Since the end of the fiscal year, we have announced several major new orders. We received two purchase orders for a total of six 6500 advanced etch systems. These are repeat orders for the high-volume manufacturing of integrated passive devices for cellphones. This customer's commitment to the use of high-K material has given it a significant price performance advantage over conventional devices.

Tegal has developed significant patented technology along with unique process know-how in the area of high-K dielectrics and nonvolatile metals. These materials are increasingly important for meeting the size, integration and power requirements of devices incorporating into a wide range of wireless and MEMS products. In this case, PZT, lead zirconium titanate, is used for its outstanding performance in electrostatic discharge protection circuits. As a ferroelectric material, PZT is well known for being the basis of commercial Fe-RAM chips for other novel memory storage products and for MEMS sensor devices.

We also received purchase orders for two Endeavor PVD systems. The first was from a top tier MEMS foundry located in Europe. The Endeavor system will be installed in the customers recently expanded 150 millimeter MEMS fab and will be used to produce MEMS devices for telecommunications, automotive, biomedical and consumer electronics markets.

The second Endeavor order came from the preeminent maker of commercial MEMS accelerometers and inertial sensors in the United States. The Endeavor system will join the installed base of Tegal plasma etch equipment already in use by this customer to produce 2-axis and 3-axis MEMS accelerometers for the automotive and consumer electronics markets.

The Endeavor systems were selected by our customers on the basis of its production track record, its versatility and on the quality of the film that it produces. Tegal's MEMS customers earned vesting and expanded production capacity to support the surging demand for MEMS devices in applications such as cellphone handset silicon microphones where unit shipments are expected to double from 300 million to 600 million annually by 2009.

The commercial market for MEMS motion sensors is taking a great leap forward this year with MEMS-enabled functions such as motion response and play on the Wii game system from Nintendo and the rotating display on the new Apple iPhone. Imaginative applications of MEMS sensors combined with decreasing prices are expected to produce a whole new range of must have consumer electronics products, along with creating additional functionality to the billion cellphone handsets expected to ship in each of the next few years.

We also recently received a multitool order for plasma etch system upgrades from a leading global manufacturer of hard disk drives. The system upgrades will be installed in the customer's North American and Southeast Asian manufacturing facilities and will be used to enhance production of hard drives for consumer electronic and mobile storage applications.

Finally, we reported that we had received an order for a Tegal AMS system, which will be installed in the University of Pennsylvania Wolf Nanofabrication Laboratory.

With the addition of the AMS PVD systems this year, Tegal now offers the broadest product line, representing the largest installed base of aluminum nitride PVD tools in the world today that are actually in production. Along with providing new PVD tools for users investigating fundamental thin film properties like UPenn, Tegal also now offers a low-cost foundry service for bulk acoustic wave FBAR researchers at our applications lab in San Jose. We enable quick turnaround deposition of highly oriented aluminum nitride films for the development of novel MEMS devices.

So based on these orders, I think we can come to some conclusions about how Tegal has developed over the past two years and perhaps what its prospects may be for the future in terms of market focus.

First, we are the leading company in etching of PZT and new materials being incorporated into a variety of compact wireless, MEMS and nonvolatile memory devices. Second, we're the leading PVD Company and power device manufacturer on ultra-thin wafers. And third, we're the leading company in aluminum nitride deposition for FBAR in bulk acoustic wave filters incorporated into cellphones and wireless devices.

We also continue to make progress in NLD, both for LED applications and high-K materials for future generation devices. We believe we're very close to receiving a beta site order for this tool.

In addition to growing our product portfolio, we continue to expand our sales channel to further increase sales in our core etch and PVD products with a focus on Asia. We announced recently an agreement with Westpac in Korea, and we're continuing to work on expanding our presence in mainland China.

I wanted to say a few words about our announcement yesterday regarding our gift of $350,000 to establish the Peter J. Clarke professorship for the Director of the California Nanosystems Institute at the University of California Santa Barbara. This contribution was one of the keys to achieving an equitable settlement of the litigation in November of last year. Tegal is establishing this endowed chair in order to honor the many contributions Peter Clarke, Founder of sputter films and long-time Santa Barbara resident made to UCSB during his lifetime. The opportunity arose in connection with our settlement of litigation surrounding some of Peters most important inventions to acknowledge his key role in developing leading-edge technology in use today throughout the micro and nanofabrication industries. We're proud to be able to associate the name and legacy of Peter J. Clarke with the work of Dr. Evelyn Hu, the directorship of California Nanosystems Institute and the University of California Santa Barbara.

In closing, I believe that fiscal 2007 was a watershed year for the Company, and I'm pleased with our accomplishments. We have significantly improved our cost structure and operational efficiency. We also saw the successful outcome from our litigation, which resulted in a large increase to our cash balance. And while making our improvements, we did not reduce our focus to grow our business and develop our product portfolio. The success of our turnaround efforts and product positioning is evident with the many orders that we have taken since the end of the fiscal year and our very strong current system backlog of $22 million.

Looking forward to this current year, our Q1 sales will be down compared to Q4 but will be up significantly in both Q2 and Q3 because of these new orders. Our backlog and new order momentum make us very optimistic about our prospects for the year and are very encouraging signs for our overall goal of achieving profitability.

I will now turn the call over to our listeners for any questions that you may have.

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© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). [Alan Honig], [Alan Honig & Company].

Alan Honig - [Alan Honig & Company] - Analyst

Congratulations, Tom. It sounds like you're really moving forward. I have a few questions, though. I guess most people are concerned with the $19,500,000 that is being contested by -- I guess with respect to the legal fees. Can you give us some idea what portion of the $19.5 million that the Company may be able to keep for itself?

Tom Mika - Tegal Corporation - President & CEO

I cannot give you too much detail on it. I would say that the majority of that is not under contest. I would direct you to the 10-K that we will be filing on Friday in which we will be detailing the claims that are being made by our attorneys in this matter. I would rather --

Alan Honig - [Alan Honig & Company] - Analyst

That is fine. We can wait until the 10-K. You say that is being filed tomorrow?

Christine Hergenrother - Tegal Corporation - CFO

Friday.

Alan Honig - [Alan Honig & Company] - Analyst

Friday, Friday.

Tom Mika - Tegal Corporation - President & CEO

Friday.

Alan Honig - [Alan Honig & Company] - Analyst

Net of the legal fees, will the settlement be taxable?

Tom Mika - Tegal Corporation - President & CEO

Yes, it will be to the extent that we are unable to use our net operating loss carryforwards, and we have substantial ones. But, as you know, we don't evaluate the precise impact to that until the event occurs.

Alan Honig - [Alan Honig & Company] - Analyst

Okay. Lastly, given a little guidance going forward, I mean you speak of the Company being the leader in I guess etching, three different fields of manufacturing. With respect to that, you have a $22 million backlog. Is it fair to say that at least the $22 million in backlog will be delivered over the forthcoming fiscal year?

Tom Mika - Tegal Corporation - President & CEO

Yes. Actually we expect that $22 million backlog to be shipped during this fiscal year.

Alan Honig - [Alan Honig & Company] - Analyst

And with a little based upon your positive orders, would you -- could you give us any guidance, or could you give us any expectation of what you think next year's annual sales will be?

Tom Mika - Tegal Corporation - President & CEO

We prefer not to do that because we typically don't give revenue guidance. But I think that your conclusions about the backlog are pretty straightforward. I would remind you that our backlog number is a systems backlog number, and it does not include any spares and service revenue.

Plus, we have the results of -- since that backlog number is a backlog number as of today, our first quarter ends here on Friday. So it should give you some indication of the revenue level for the balance of the year.

Alan Honig - [Alan Honig & Company] - Analyst

Very good. Well, thank you so much. I appreciate that information.

Operator

(OPERATOR INSTRUCTIONS). I'm showing no further questions at this time.

Tom Mika - Tegal Corporation - President & CEO

Okay, operator. Then I would just like to thank the participants for their attention and look forward to speaking with you at the next Tegal conference call. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. That does conclude the presentation. Have a lovely evening.